As filed with the Securities and Exchange Commission on May 31, 2019

Registration No. 333-187796

Registration No. 333-215511

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT No. 333-187796

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT No. 333-215511

UNDER

THE SECURITIES ACT OF 1933

Hi-Crush Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	90-0840530 (I.R.S. Employer Identification No.)

1330 Post Oak Blvd, Suite 600 Houston, TX (Address of Principal Executive Office)	77056 (Zip Code)

HI-CRUSH PARTNERS LP LONG-TERM INCENTIVE PLAN

HI-CRUSH PARTNERS FIRST AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Mark C. Skolos

1330 Post Oak Blvd, Suite 600

Houston, Texas 77056

(Name and address of agent for service)

(713) 980-6200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed by Hi-Crush Partners LP, a Delaware limited partnership (the “Registrant”), with the Securities and Exchange Commission:

•

Registration Statement No. 333-187796, filed on April 8, 2013, registering 1,364,035 common units representing limited partner interests (the “Common Units”) of the Registrant under the Hi-Crush Partners LP Long-Term Incentive Plan; and

•

Registration Statement No. 333-215511, filed on January 10, 2017, registering 2,970,000 Common Units of the Registrant under the Hi-Crush Partners LP First Amended and Restated Long-Term Incentive Plan.

On May 22, 2019, the common unitholders of the Registrant approved the Plan of Conversion (the “Plan of Conversion”), pursuant to which the Registrant would be converted from a Delaware limited partnership to a Delaware corporation named “Hi-Crush Inc.” (the “Company”) through a series of transactions (the “Conversion”). On May 31, 2019, the Registrant filed a Certificate of Conversion and a Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the Conversion and change the Registrant’s name to “Hi-Crush Inc.” In connection with the Conversion, each outstanding Common Unit was converted into the right to receive one share of the Company’s common stock, par value $0.01 per share.

In connection with the Conversion, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities registered but which remain unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on this 31st day of May, 2019.

Hi-Crush Inc.

By:	/s/ Laura C. Fulton
Name:	Laura C. Fulton
Title:	Chief Financial Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.

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